Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Carl Wertz
Operator:
Good afternoon and welcome to Diodes Incorporated’s first quarter 2010 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday, May 6, 2010. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ first quarter 2010 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Vice President of Finance and Investor Relations, Carl Wertz.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 6, 2010. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release is a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income (loss) attributable to common stockholders” as “GAAP net income.”
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
The first quarter reflects a number of significant accomplishments for Diodes, the first of which includes the achievement of record quarterly revenue and record gross profit. As many of you know, in the second half of 2009 we shifted from a focus on cash management back to our profitable growth strategy, which is evidenced in our first quarter results. Exceeding our prior financial peaks at this point in the economic recovery is a distinct accomplishment compared to many other companies in our peer group. Revenue in the first quarter increased five percent sequentially despite the first quarter typically being a seasonally down quarter. Additionally, we are forecasting continued growth momentum in the second quarter, which will represent our fifth consecutive quarter of revenue growth and another record quarter for the Company.
Gross margin in the first quarter was 34.9 percent and is on par with our previous high achieved in the fourth quarter of 2005. The increase in gross margin was attributable to improved product mix resulting from stronger than expected growth in North America and Europe, in addition to our wafer fabs operating at near capacity. We remain capacity limited in our assembly test facilities as demand has picked up faster than anticipated and has outpaced our capital expenditures. But keep in mind, Diodes proactively began increasing our Capex authorizations in September of 2009 ahead of most of the industry in order to ramp-up early and support our future growth. These expenditures are just now beginning to be recorded in the first quarter. As such, we have already initiated our 2010 authorizations and currently have the appropriate equipment committed to us, thereby preventing any potential delays from manufacturers.
These record achievements are a direct result of our consistent execution on new product initiatives and design win traction combined with our well-judged capacity expansion, which has enabled us to gain market share as well as improve our product mix and wafer fab utilization.
With that, I will turn the call over to Rick to discuss our first quarter financial results and second quarter guidance in more detail.
Rick White, CFO
     Thanks, Dr. Lu, and good afternoon everyone.
     As Dr. Lu mentioned, Revenue for the first quarter was a record $136.8 million, an increase of 75 percent over the $78.1 million in the first quarter of 2009 and an increase of 5 percent over the $130.3 million in the fourth quarter of 2009.
Gross profit for the first quarter of 2010 was a record $47.8 million, or 34.9 percent of revenue, compared to $14.5 million, or 18.6 percent of revenue, in the first quarter of 2009 and $41.8 million, or 32.1 percent of revenue, in the fourth quarter of 2009. The 280 basis point sequential increase in gross margin was primarily attributable to improved product mix that resulted from stronger than expected growth in North America and Europe, in addition to higher wafer fab loading and performance. OFAB, our wafer fab in Oldham, UK has gone from a utilization of less than 50 percent to near full utilization achieving record output in March 2010. In addition, cross-selling of Zetex products is increasing with Zetex sales growing in all regions. During the quarter, our packaging capacity continued to be fully utilized with output from our China facilities at 5.2 billion units.
Total operating expenses amounted to $28.9 million, or 21.2 percent of revenue, down slightly from the 21.5 percent last quarter.
Looking specifically at Selling, General and Administrative expenses for the first quarter, SG&A was approximately $21.4 million, or 15.7 percent of revenue, compared to $20.0 million, or 15.4 percent of revenue, last quarter.
Investment in Research and Development for the first quarter was $6.4 million, or 4.7 percent of revenue, which was effectively in line on a dollar basis to the $6.8 million, or 5.2 percent of revenue, in the fourth quarter.
Total other income amounted to $144,000 for the first quarter.

Looking first at interest income and expense, we had approximately $1.3 million of interest income, primarily related to our portfolio of auction rate securities, and interest expense of $2.0 million primarily related to our Convertible Senior Notes and our ”no net cost” loan.
During the first quarter of 2009, we recorded approximately $1.8 million of non-cash amortization of debt discount. As stated on previous calls, effective January 1, 2009, U.S. GAAP requires us to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Income was $845,000 of foreign currency gains, and a $1.8 million gain on the sale of assets.
In terms of Income Before Income Taxes and Noncontrolling Interest, the first quarter income amounted to $19.0 million, which was a 66 percent increase over the fourth quarter 2009 level of $11.4 million and compared to a loss of $10.3 million in the first quarter of 2009.
Turning to income taxes, our effective income tax rate in the first quarter was approximately 17.5 percent, which was slightly above our guidance due to better overall profitability, particularly in the higher tax jurisdictions of North America and Europe.
First quarter GAAP net income was $15.0 million, or $0.33 per diluted share, compared to net loss of $10.8 million, or ($0.26) per share, in the first quarter of 2009 and net income of $14.2 million, or $0.32 per diluted share, in the fourth quarter of 2009. Tax expense in fourth quarter of 2009 was a credit of $3.6 million, or $.08 per diluted share. The share count used to compute GAAP diluted earnings per share for the first quarter was 45.3 million shares. For the second quarter, we expect shares outstanding to be approximately 46.0 million.
Non-GAAP adjusted net income was $15.7 million, or $0.35 per diluted share, which excluded, net of tax, $1.1 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, $800,000 of non-cash acquisition related intangible asset amortization costs, and a gain of $1.2 million on the sale of assets. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in first quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.
     Cash flow for the first quarter amounted to $23.9 million from operations, $5.8 million net cash flow and $7.3. million free cash flow.

     Turning to the balance sheet, at the end of the first quarter, we had $486 million in cash and short-term investments, consisting of approximately $248 million in cash and $238 million in short-term investments of par value auction rate securities. The auction rate securities, which have been fully borrowed against resulting in a related current liability “no net cost” loan of $238 million can be put back to UBS AG at par on June 30, 2010 under the previously disclosed settlement. Our working capital at quarter-end was approximately $359 million and long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $127 million carrying value.
     Now turning to Inventory, at the end of the first quarter, inventory was approximately $94 million, or approximately $4 million higher than the fourth quarter due to an increase in raw materials. WIP and finished goods were relatively flat compared to last quarter. Inventory days were 93, a slight increase from the 88 days in the fourth quarter of 2009.
     Accounts receivable was approximately $105 million and A/R days were 67.
     Capital expenditures were approximately $24.6 million during the first quarter, or 18 percent of revenue, compared to 8 percent of revenue in the fourth quarter. Our historical pattern is to have higher capital expenditures as a percent of revenue in the first half of the year as we put assembly capacity in place to meet the normally higher growth rates in the second and third quarters. This pattern in 2010 is the same as the historical pattern, but exaggerated by the reduced Capex in 2009. We continue to authorize CapEx at our annual model rate of between 10 and 12 percent of revenue to keep the growth of our packaging capacity in line with demand.
     Depreciation and amortization expense for the first quarter was $12.1 million.
     Turning to our Outlook...
As previously discussed, we expect to continue our growth momentum in the second quarter of 2010 with revenue anticipated to range between $142 million and $148 million, or an increase of 4 to 8 percent sequentially. Additionally, we expect gross profit to increase at a rate comparable to our revenue growth. Operating expenses are anticipated to decrease slightly from first quarter levels on a percent of revenue basis. We expect our income tax rate for the second quarter to range between 15 and 20 percent due to profits in higher tax jurisdictions.

With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
Our record first quarter revenue was a result of strong demand across all geographic regions and led by a resurgence in North America and Europe as well as better than normal seasonality in Asia. Distributor inventory remained low and below the normal distributor inventory level. Global POS was up 17 percent and experienced solid growth in all regions. Both our Diodes and Zetex-branded products reached record levels as we continue to capitalize on the cross-selling opportunities, resulting in increased market share at existing customers in addition to winning designs at new customers. We achieved strong momentum and design activity on our MOSFET portfolio, SBR® products and high performance bi-polar transistors, as well as strong increases in analog product revenue from USB power switches and RESET devices. From an end market perspective, we saw a high level of design activity and revenue increases at industrial, consumer and communications accounts.
In terms of specific end market breakout, consumer 32 percent of revenue, computing 28 percent, industrial 20 percent, communications 17 percent, and automotive 3 percent.
Asia represented 73 percent of total revenue. Product sales increased 1.3 percent sequentially led by notebook, power supply and DC fan. Mobile phone, LCD and LED TV as well as panels were flat for the quarter, while LNB products were down following normal seasonal patterns. Foundry wafer sales decreased 78 percent quarter-over-quarter, due mainly to a planned reduction in foundry wafer sales to support internal growing demand, while the fab capacity is nearly full. Distributor POS grew 12.6 percent despite the impact of the Chinese New Year holiday. Distributor inventory was generally low during the period at just under 2 months.
Design activity in Asia remained strong in the first quarter with 80 wins at 57 customers, highlighted by 14 USB switches, 11 RESET ICs, 8 MOSFETs, 7 SBR® and 5 Hall sensors.
In North America, first quarter sales represented 16 percent of total revenue and increased 28 percent over the fourth quarter. OEM sales were driven by continued improvements in our industrial and communication account base. Distributor POS grew 23 percent, while POP and inventory grew in support of the increases in POS. Distributor inventory is healthy and is positioned to support further growth in the second quarter. Our backlog was strong once again, positioning us for further growth in North America during the second quarter. Overall, the near- to mid-term outlook from both OEMs and distributors remains positive.
Design activity in North America was extremely strong with 133 total design wins, highlighted by 17 analog wins, 4 Hall sensor, 5 LED drivers, 5 SBRs® and 20 MOSFETs.
Sales in Europe accounted for 11 percent of total revenue in the quarter and increased 18 percent over the fourth quarter driven primarily by strong growth in analog sales and LED drivers. This represents the third consecutive quarter of growth in Europe and confirms the ongoing recovery in the region. OEM sales grew 9 percent sequentially with sales to consumer accounts up 17 percent, sales to industrial accounts up 7 percent and telecom increased 52 percent, while automotive accounts declined 13 percent. Distributor POS grew 31 percent and exceeded distributor POP. Inventory was up slightly in the quarter. We enter the second quarter with a very strong customer backlog and expect further improvements in the second quarter.
Design activity in Europe was also strong with 95 wins at 46 accounts.
Now turning to new products — During the first quarter, we released 43 new products, consisting of 19 MOSFETs for mobile phone applications, notebooks, telecom and industrial, as well as an automotive device; 12 bi-polar devices comprising the first family of devices launched in the PowerDi 5 package for a wide range of applications; 7 SBR® and Schottky devices for power supply and solar applications; and 5 protection and application specific products.
On the Analog side, we continue to see new product revenue increase from our USB power switch family, where shipments grew by 50 percent sequentially. We gained further traction in penetrating the notebook and TV space, and this growth trend is expected to continue for the rest of 2010 and will be accelerated by upcoming new product releases. Additionally, the RESET devices continued to gain traction with first quarter shipments increasing 140 percent over the fourth quarter. The newly released APX803, which is ideal for use in portable equipment, will further improve our SAM. Also in the quarter, Diodes released the first in a new series of DC to DC converters, the AP5100. This product will be complemented by an additional high current asynchronous converter released in 2Q, plus a new synchronous high current DC-DC converter currently in development and scheduled to sample in June. For Hall Sensors, over 70 percent of the new product revenue from this product segment was from the notebook and cell phone markets, with the remainder driven by the DC fan business in Asia. The growth in Hall sensors is expected to continue, driven by increases in both existing products as well as the release of new products. In DBS, our product revenue growth will be driven by our new interface and bias switches, especially the new ZXNB4202 which is targeted for China and Japan.

In terms of global design wins, in-process design activity was solid and remained at high levels with wins at 163 accounts globally, including 80 wins at 57 customers in Asia, 113 wins at 62 customers in North America and 95 wins at 46 accounts in Europe. We are very pleased with both the quality of the designs and the customers we are penetrating. We are winning business in our target applications and with our focus customers. Design activity on MOSFETs has been exceptionally high due to our aggressive new product releases and product expansion, as well as a growing product shortage in the industry that is providing additional opportunities. Designs for our USB switches and LED drivers continue to increase on the analog side with the previously mentioned strength in MOSFETs along with bipolar transistors and SBR® on the discrete side. New projects for customer specific multi-chip devices continue to increase quarter over quarter.
In summary, our continued execution on new product initiatives and our high level of design wins will further contribute to market share gains and support our solid positioning with customers. The achievement of record results this quarter is evidence of the success that we are beginning to see from the expanded customer base we obtained through our acquisition of Zetex, which provided us with deeper technology expertise, a larger sales footprint and broader global reach. We enter the second quarter with strong backlog and positive momentum across all business segments and in all geographies. We remain focused on expanding our new product initiatives, further penetrating the China market and improving our product mix to drive additional growth opportunities and market share gains for the remainder of the year.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.